EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 24, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Watson Wyatt & Company Holdings, which appears in Watson Wyatt & Company Holdings’ Annual Report on Form 10-K for the year ended June 30, 2005.

PricewaterhouseCoopers LLP
McLean, Virginia
December 15, 2005